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                                                                    EXHIBIT 99.3
                                AMENDMENT NO. 2
                                     TO THE
                            FIRST DATA CORPORATION
                          SUPPLEMENTAL SAVINGS PLAN

          WHEREAS, First Data Corporation (the "Company") has established the First Data Corporation Supplemental Savings Plan (the "Plan") to provide benefits for those of its employees who were eligible to participate; and

          WHEREAS, the Company desires to amend the Plan to change the interest rate used in determining the Interest Equivalent in Section 7(b) to 7 1/2% from 8%, effective as of January 1, 1999; and

          WHEREAS, Section 10 of the Plan authorizes the Board of Directors of the Company (the "Board") to amend the Plan; and

          WHEREAS, the Board has authorized the Compensation and Benefits Committee of the Board (the "Compensation Committee") to act in its place with respect to the Plan; and

          WHEREAS, the Compensation Committee has authorized the Employee Benefits Administration and Investment Committee to adopt certain Plan amendments.

          NOW, THEREFORE, the Plan is hereby amended, effective as of January 1, 1999, as follows:

          1. Section 7(b) of the Plan is hereby amended by adding the following new sentence to be inserted after the second sentence thereof:
               "Effective as of January 1, 1999, "7 1/2%" shall be substituted for "8%" in the foregoing sentence."

          2.   In all other respects, the Plan is hereby ratified and confirmed.

               IN WITNESS WHEREOF, this Amendment has been executed this 24th day of September, 1998.



                                    FIRST DATA CORPORATION
                                    EMPLOYEE BENEFITS ADMINISTRATION



                                    By:_____________________________